EXHIBIT 10.1

FORM OF SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of May 31, 2005, by and among Galaxy Energy Corporation, a Colorado corporation, with headquarters located at 1331-17th Street, Suite 730, Denver, Colorado 80202 (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A.         On August 19, 2004, pursuant to a Securities Purchase Agreement (the “2004 Agreement”), by and between the Company and the buyers named therein (the “2004 Buyers”), each of the 2004 Buyers purchased certain senior secured convertible notes of the Company in the aggregate principal amount of $20,000,000 (the “2004 Notes”) and warrants (the “2004 Warrants”);

B.         In connection with the 2004 Agreement, (a) the parties thereto and certain subsidiaries executed and delivered a security agreement (the “2004 Security Agreement”), (b) the parties thereto, certain subsidiaries of the Company and U.S. Bank Corp. Investments, Inc. executed and delivered account control agreements (the “USBIT Account Control Agreement”), and the parties thereto, certain subsidiaries of the Company and

American National Bank executed and delivered a deposit account control agreement (the “ANB Account Control Agreement” and, collectively with the UBIT Account Control Agreement, the “Account Control Agreements”), (c) the Debtors (as defined in the 2004 Security Agreement), other than the Company, executed and delivered a guaranty (the “Guaranty”), (d) the parties to the 2004 Agreement executed and delivered pledge agreements (the “Pledge Agreement”), and (e) the Debtors executed and delivered mortgages covering the Company’s leasehold interest in its leased real property in Converse County, Wyoming; Powder River County, Montana; Rosebud County, Montana; Custer County, Montana; Campbell County, Wyoming; Sheridan County, Wyoming; Nacogdoches County, Texas; Rusk County, Texas; and Big Horn County, Montana (collectively, the “Mortgages”);

C.         The Company and the Buyers (all of which are 2004 Buyers or affiliates thereof) are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

D.         The Company has authorized senior secured convertible notes of the Company (the “Convertible Notes”), which shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the shares of Common Stock issuable upon conversion of the Convertible Notes being referred to herein as the “Conversion Shares”), in accordance with the terms of the Convertible Notes;

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E.            The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, Convertible Notes, substantially in the form attached as Exhibit A, in an original aggregate principal amount of $10,000,000 and in the respective principal amounts set forth opposite each Buyer’s name on the Schedule of Buyers (such notes, together with any promissory notes or other securities issued in exchange or substitution therefor or replacement thereof, along with the guarantees thereof pursuant to the Guaranty (as amended by the First Amendment (as defined below)), and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, the “Notes”);

F.             Pursuant to this Agreement and/or the Notes, and subject to the terms and conditions hereof and/or thereof, the Company may be required to issue to the Buyers Qualifying Issuance Warrants (as defined in Section 4(f) hereof), substantially in the form attached as Exhibit B, and Repurchase Warrants (as defined in the Notes), substantially in the form attached as Exhibit C, to acquire shares of Common Stock (all of the warrants referred to above, together with any warrants or other securities issued in exchange or substitution therefor or replacement thereof and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, being collectively referred to herein as the “Warrants” and the shares of Common Stock issuable upon exercise of the Warrants being referred to herein as the “Warrant Shares”);

G.            Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached as Exhibit D (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws;

H.            Contemporaneously with the Closing (as defined below), the Debtors, the 2004 Buyers and the Buyers will execute and deliver a First Amendment to Security Agreement, Pledge Agreement and Guaranty, substantially in the form attached as Exhibit E (the “First Amendment”);

I.              Contemporaneously with the Closing, the parties to the ANB Account Control Agreement will execute and deliver a First Amendment to Deposit Account Control Agreement, substantially in the form attached as Exhibit F (the “ANB Amendment”);

J.             Contemporaneously with the Closing, the Debtors will execute and deliver (a) a first amendment to each of the Mortgages, substantially in the form attached as Exhibit G (the “Mortgage Amendments”), and (b) a mortgage, substantially in the form attached as Exhibit H, covering the Company’s leasehold interest in its leased real property in Garfield County, Colorado (the “Colorado Mortgage”);

K.            Contemporaneously with the Closing, the Company and each of the 2004 Buyers will execute and deliver a Waiver and First Amendment, substantially in the form attached as Exhibit I (the “2004 Amendment”), in which each such 2004 Buyer, among other things, waives any anti-dilution adjustments with respect to the 2004 Notes and the 2004 Warrants that would have resulted from the issuance of the senior subordinate convertible notes (the “March 2005

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Notes”) and the warrants to purchase Common Stock (the “March 2005 Warrants”) pursuant to the Securities Purchase Agreement, dated as of March 1, 2005 (the “March Purchase Agreement”);

L.             Contemporaneously with the Closing, the Company and each of the holders of the March 2005 Notes and the March 2005 Warrants will execute and deliver to the Buyers a Waiver and First Amendment to the March 2005 Notes and the March 2005 Warrants, substantially in the form attached as Exhibit J (the “March 2005 Amendment”);

M.           Contemporaneously with the Closing, the Company and each of its Subsidiaries will execute and deliver the Conveyances of Overriding Royalty Interests granting the Buyers perpetual overriding royalty interests in the hydrocarbon production of the Company’s properties, substantially in the forms attached as Exhibit K (the “Conveyances of Overriding Royalty Interests”); and

N.            Contemporaneously with the Closing, each of the 2004 Buyers, the Buyers, the Company and the holders of the March 2005 Notes will execute and deliver a subordination agreement, substantially in the form attached as Exhibit L (the “March 2005 Note Subordination Agreement”), subordinating the obligations under the March 2005 Notes to the obligations under the Notes and the 2004 Notes.

NOW THEREFORE, the Company and the Buyers hereby agree as follows:

1.	PURCHASE AND SALE OF NOTES.

a.               Purchase of Notes. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally agrees to purchase from the Company, Notes in the principal amount set forth opposite such Buyer’s name on the Schedule of Buyers on the Closing Date (as defined below) (the “Closing”). The purchase price (the “Purchase Price”) of the Notes at the Closing shall be equal to $1.00 for each $1.00 of principal amount of the Notes purchased (representing an aggregate Purchase Price of $10,000,000 for the aggregate principal amount of $10,000,000 of Notes, to be purchased at the Closing). “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

b.               The Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Central Standard Time, on May 31, 2005, subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Sections 6 and 7 (or such later date as is mutually agreed to by the Company and the Buyers). The Closing shall occur on the Closing Date at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661-3693 or at such other time, date and place as the Company and the Buyers may collectively designate in writing.

c.               Form of Payment. On the Closing Date, (i) each Buyer shall pay the Purchase Price to the Company for the Notes to be issued and sold to such Buyer at such

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Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, less any amount withheld pursuant to Section 4(j), and (ii) the Company shall deliver to each Buyer, Notes (in the principal amounts as such Buyer shall request) (the “Note Certificates”) representing such principal amount of the Notes that such Buyer is purchasing hereunder at the Closing, duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

2.	BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

a.               Investment Purpose. Such Buyer (i) is acquiring the Notes set forth opposite such Buyer’s name on the Schedule of Buyers, (ii) upon conversion of such Notes, will acquire the Conversion Shares then issuable, (iii) will acquire any Warrants issued to such Buyer pursuant to Section 4 of this Agreement and/or Section 7 of any Note and (iv) upon any exercise of any Warrants issued to such Buyer will acquire the Warrant Shares issuable upon exercise thereof (the Notes, the Conversion Shares, the Warrants and the Warrant Shares collectively being referred to herein as the “Securities”), for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

b.               Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

c.               Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

d.               Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained in Sections 3 and 9(l) below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

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e.               No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

f.                Transfer or Resale. Such Buyer understands that, except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) (“Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.

g.               Legends. Such Buyer understands that the certificates or other instruments representing the Notes and any Warrants and, until such time as the sale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and any Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID

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ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144(k), or (iv) such holder provides the Company reasonable assurances that the Securities have been or are being sold pursuant to Rule 144.

h.               Authorization; Enforcement; Validity. Such Buyer is a validly existing corporation, partnership, limited liability company or other entity and has the requisite corporate, partnership, limited liability or other organizational power and authority to purchase the Securities pursuant to this Agreement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and are valid and binding agreements of such Buyer enforceable against such Buyer in accordance with their respective terms. The First Amendment and each of the other agreements entered into and other documents executed by such Buyer in connection with the transactions contemplated hereby and thereby as of the Closing will have been duly and validly authorized, executed and delivered on behalf of such Buyer and as of the Closing will be valid and binding agreements of such Buyer enforceable against such Buyer in accordance with their respective terms.

i.               Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that:

a.               Organization and Qualification. Set forth in Schedule 3(a) is a true and correct list of the entities in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest, as well as a list designating each of the Company’s Subsidiaries (as defined below). Each of the Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest as of the date hereof or at any time hereafter) is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this

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Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition, or prospects of the Company and its Subsidiaries taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). The Company has no Subsidiaries except as designated in Schedule 3(a). Except as set forth in Schedule 3(a), the Company holds all right, title and interest in and to 100% of the capital stock, equity or similar interests of each of its Subsidiaries, in each case, free and clear of any Liens (as defined below), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of free and clear ownership by a current holder, and no such Subsidiary owns capital stock or holds an equity or similar interest in any other Person. “Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, violation, charge, lease, license, adverse claim, restrictive covenant, condition, restriction, exception, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest or third party right in respect of such asset.

b.               Authorization; Enforcement; Validity. Each of the Company and its applicable Subsidiaries has the requisite corporate power and authority to enter into and perform its obligations under each of this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5), the Notes, the Warrants, the Conveyances of Overriding Royalty Interests, the March Note 2005 Subordination Agreement, the 2004 Amendment, the March 2005 Amendment, the First Amendment and the 2004 Security Agreement as amended thereby (the 2004 Security Agreement, as so amended, the “Security Agreement”), the Guaranty as amended thereby and the Pledge Agreement as amended thereby, the USBIT Account Control Agreement, the ANB Amendment and the ANB Account Control Agreement as amended thereby, the Mortgage Amendments and the Mortgages as amended thereby, the Colorado Mortgage and each of the other agreements to which it is a party or by which it is bound and which is entered into by the parties hereto in connection with the transactions contemplated hereby and thereby (collectively, the “Transaction Documents”), and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents, as appropriate, by the Company and, if applicable, its Subsidiaries and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby, including the issuance of the Notes and any Warrants, and the reservation for issuance and the issuance of the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders. This Agreement and the other Transaction Documents dated of even date herewith have been duly executed and delivered by the Company and, if applicable, its Subsidiaries and constitute the valid and binding obligations of such parties enforceable against such parties in accordance with their terms.

c.               Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 400,000,000 shares of Common Stock, of which as of the date hereof 63,238,986 shares are issued and outstanding, 6,500,000 shares are reserved for issuance pursuant to the Company’s stock option, restricted stock and stock purchase plans and

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12,077,994 shares are issuable and reserved for issuance pursuant to securities (other than the Notes and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 25,000,000 shares of preferred stock, $0.001 par value, of which as of the date hereof, none of which is issued or outstanding. All of such outstanding or issuable shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), (A) no shares of the capital stock of the Company or any of its Subsidiaries are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Company or any of its Subsidiaries; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company or any of its Subsidiaries; (C) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions that will or may be triggered by the issuance of the Securities; and (F) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has furnished to each Buyer true and correct copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, Common Stock, and the material rights of the holders thereof in respect thereto.

d.               Issuance of Securities. The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) free from all taxes and Liens with respect to the issuance thereof and (ii) entitled to the rights set forth in the Notes. At least 18,000,000 shares of Common Stock (subject to adjustment pursuant to the Company’s covenant set forth in Section 4(g) below) have been duly authorized and reserved for issuance upon conversion of the Notes and upon exercise of any Warrants. Upon conversion or exercise in accordance with the Notes or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes and Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The issuance by the Company of the Securities is exempt from registration under the 1933 Act and applicable state securities laws.

e.               No Conflicts. The execution and delivery of the Transaction Documents by the Company and, if applicable, its Subsidiaries, the performance by such parties of their

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obligations thereunder and the consummation by such parties of the transactions contemplated thereby (including the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Articles of Incorporation or the Bylaws or the organizational documents of any Subsidiary; (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor any of its Subsidiaries is in violation of any term of its articles of incorporation or bylaws (or operating agreement), as applicable. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity. Except as specifically contemplated by this Agreement, including the filings and listings as described in Section 4(b) and Section 4(i), and as required under the 1933 Act none of the Company and its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations that the Company or any of its Subsidiaries is required to obtain as described in the preceding sentence have been obtained or effected on or prior to the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any applicable provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”). The Company and its Subsidiaries are unaware of any facts or circumstances that might give rise to any of the foregoing.

f.                SEC Documents; Financial Statements. Since November 30, 2002, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being hereinafter referred to as the “SEC Documents”). A complete and accurate list of the SEC Documents is set forth on Schedule 3(f), and the Company has made available to the Buyers or their respective representatives true and complete copies of the SEC Documents. Except as set forth in Schedule 3(f), each of the SEC Documents was filed with the SEC within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. None of the late filings set forth in Schedule 3(f) will adversely affect the Company’s ability to use SEC Form S-3 for registration of securities after the date hereof. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder

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applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such consolidated financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Company or any of its Subsidiaries, or any of their respective officers, directors or affiliates (as defined below) or, to the Company’s knowledge, any shareholder of the Company has made any other filing with the SEC, issued any press release or made any other public statement or communication on behalf of the Company or any of its Subsidiaries or otherwise relating to the Company or any of its subsidiaries that contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading or has provided any other information to the Buyers, including information referred to in Section 2(d), that contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. None of the Company, any of its Subsidiaries and any of their respective officers, directors, employees or agents has provided the Buyers with any material, nonpublic information. The Company is not required to file and will not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date hereof and to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to its reports filed or made with the SEC under the 1934 Act. Each of the firms of Wheeler Wasoff, P.C. and Hein & Associates LLP, which have expressed their opinions with respect to consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2004 (the “2004 10-K”), is and at all relevant times was independent of the Company pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC, and such firm was otherwise qualified to render its audit opinion on the Company’s consolidated financial statements included in the 2004 10-K under applicable law and the rules and regulation of the SEC. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by the Company in its reports pursuant to the 1934 Act that has not been so disclosed in the SEC Documents. None of the Company or any of its Subsidiaries, or any of their respective officers, directors or affiliates or, to the Company’s knowledge, any shareholder of the Company is in any way affiliated with or has ever contributed or paid money to North American Consultants or has, directly or indirectly, provided any

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information to, participated in the preparation of any article contained in, or otherwise contributed or paid any money to, the Small Cap Stock Advisor.

g.               Absence of Certain Changes. Since November 30, 2003, there has been no Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby, will not be Insolvent (as defined below). For purposes of this Section 3(g), “Insolvent” means (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total indebtedness, contingent or otherwise, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur, prior to May 30, 2007, or believes that it will incur, prior to May 30, 2007, debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. Except as disclosed in Schedule 3(g), since November 30, 2003, the Company has not declared or paid any dividends or sold any assets outside of the ordinary course of business or had capital expenditures, individually or in the aggregate, in excess of $100,000.

h.               Absence of Litigation. Except as set forth on Schedule 3(h), (i) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Subsidiaries or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such, and (ii) to the knowledge of the Company, none of the directors or officers of the Company has been involved in securities related litigation during the past five years. None of the matters described in Schedule 3(h), regardless of their outcome, will have a Material Adverse Effect.

i.                Acknowledgment Regarding Buyer’s Purchase of Notes. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of an arm’s length purchaser with respect to the Company in connection with the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

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j.                No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the issuance of the Notes and Warrants contemplated by this Agreement, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and that has not been publicly disclosed.

k.               No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

l.                No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the offer or sale of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings for purposes of the 1933 Act or any applicable shareholder approval provisions.

m.              Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Notes and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement and the Notes and its obligation to issue Warrants or the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

n.               Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor union dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relations with their employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer, to the best knowledge of the Company and its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the

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continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not result, either individually or in the aggregate, in a Material Adverse Effect.

o.               Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary to conduct their respective businesses as now conducted. None of the Company’s trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets or other intellectual property rights of others, or of any development of similar or identical trade secrets or technical information by others. There is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding its trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets, or infringement of other intellectual property rights. The Company and its Subsidiaries do not have any knowledge of any facts or circumstances that might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

p.               Environmental Laws. Except as set forth in Schedule 3(h), the Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

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q.               Title. Except as set forth in Schedule 3(cc), neither the Company nor any of its Subsidiaries has any interest in real property or any oil, gas or other mineral drilling, exploration or development rights. The Company and its Subsidiaries have good and marketable title to all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all Liens, except such as are described in Schedule 3(q).

r.                Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

s.                Regulatory Permits. The Company and its Subsidiaries possess all certificates, authorizations, approvals, licenses and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses (“Permits”), and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit. Without limiting the foregoing, the Company and its Subsidiaries possess all Permits necessary to produce, extract, transport and sell the oil, gas and other minerals under the Real Property Leases (as defined below) for the Leiter Field, Pipeline Ridge, UCross, Piceance Basin and Crockett Prospect projects (each as described more fully in the SEC Documents) as contemplated by Schedule 4(d), except for certain Permits for future activities, ancillary to drilling that are not required to be possessed, and would not customarily have been applied for, at the time this representation is made (the “Future Permits”). The Company and its Subsidiaries have no reason to believe they will not be able to obtain any of the Future Permits as and when necessary to enable the Company to produce, extract, transport and sell the oil, gas and other minerals under the Real Property Leases for the Leiter Field, Pipeline Ridge, UCross, Piceance Basin and Crockett Prospect projects as contemplated by Schedule 4(d).

t.                Internal Accounting Controls; Disclosure Controls and Procedures. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets, liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Company has timely filed and made available to the Buyers all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the 1934 Act or (y) 18 U.S.C. Section 1350

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(Section 906 of Sarbanes-Oxley) with respect to any Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the 1934 Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Company in the reports that it files with or submits to the SEC is (I) recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (II) accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

u.               No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement that in the judgment of the Company’s officers has or is expected to have a Material Adverse Effect.

v.               Tax Status. The Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), except as set forth on Schedule 3(v) (the exceptions set forth on such Schedule 3(v) being referred to as the “Tax Exceptions”), (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves on its books, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause (i) above) apply. None of the Tax Exceptions will have a Material Adverse Effect. Except as set forth in Schedule 3(v), there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

w.              Transactions With Affiliates. Except as set forth in Schedule 3(w), and other than the grant of stock options disclosed in Schedule 3(c), no Related Party (as defined below) of the Company or any of its Subsidiaries, or any of their respective affiliates, is presently, or has been within the past two years, a party to any transaction, contract, agreement, instrument, commitments, understandings or other arrangement or relationship with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), whether for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments or consideration to or from any such Related Party. Except as set forth in Schedule 3(w), no Related Party of the Company or any of its Subsidiaries, or any of their respective affiliates, has any direct or indirect ownership interest in any person in which the Company or any of its Subsidiaries has any direct or indirect ownership interest or with which the Company or any of its Subsidiaries competes or has a business relationship.

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x.               Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Articles of Incorporation or the laws of Colorado that is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including the Company’s issuance of the Securities and the Buyers’ ownership of the Securities.

y.               Rights Agreement. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

z.                Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

aa.             No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

bb.             Outstanding Indebtedness; Liens. Payments of principal and other payments due under the Notes will, upon issuance, rank senior to all other Indebtedness (as defined in the Notes) and trade account payables of the Company or any of its Subsidiaries. Except as set forth on Schedule 3(bb), (I) neither the Company nor any of its Subsidiaries has any outstanding Indebtedness or trade payables and (II) there are no Liens on any of the assets of the Company and its Subsidiaries, or financing statements securing obligations of any amounts, either individually or in the aggregate, filed in connection with, the Company or any of its Subsidiaries or any of their respective assets. As of the Closing Date the aggregate amount of the Indebtedness and trade account payables of the Company or any of its Subsidiaries shall not exceed the aggregate amount of the Indebtedness and trade account payables set forth on Schedule 3(bb) by more than $100,000.

cc.             Real Property Leases. Schedule 3(cc) contains a complete and correct list of all the real property; facilities; and oil, gas and other mineral drilling, exploration and development rights, concessions, working interests and participation interests (including all Hydrocarbon Property (as defined in the Mortgages)) that (i) are leased or otherwise owned or possessed by the Company or any of its Subsidiaries, (ii) in connection with which the Company or any of its Subsidiaries has entered into an option agreement, participation agreement or acquisition and drilling agreement or (iii) the Company or any of its Subsidiaries has agreed (or has an option) to lease or otherwise acquire or may be obligated to lease or otherwise acquire in connection with the conduct of its business (collectively, the “Leased Real Property”).

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Schedule 3(cc) also contains a complete and correct list of all leases and other agreements with respect to which the Company or any of its Subsidiaries is a party or otherwise bound or affected with respect to the Leased Real Property, except easements, rights of way, access agreements, surface damage agreements, surface use agreements or similar agreements that pertain to Leased Real Property that is contained wholly within the boundaries of any owned or leased Real Property otherwise described on Schedule 3(cc) (the “Real Property Leases”). Schedule 3(cc) contains a summary of the material terms of those Real Property Leases the termination of which could have a Material Adverse Effect or a Property Material Adverse Effect. The lists of Real Property Leases included in Schedule 3(cc) do not contain any material non-public information. Except as set forth in Schedule 3(cc), the Company is the sole legal and equitable owner of a leasehold interest in all of the Leased Real Property that is producing oil, gas, minerals and/or other Hydrocarbons (“Producing Property”), and possesses good and marketable, indefeasible title thereto, free and clear of all Liens and other matters affecting title to such leasehold that could impair the ability of the Company or any of its Subsidiaries to realize the benefits of the rights provided to it under any of the Real Property Leases. The Company is the legal and equitable owner of a leasehold interest in all of the Leased Real Property that is not Producing Property and, except as could not reasonably be expected, individually or in the aggregate, to have either a Material Adverse Effect or a Property Material Adverse Effect, possesses good, marketable and defensible title thereto, free and clear of all Liens and other matters affecting title to such leasehold that could impair the ability of the Company or any of its Subsidiaries to realize the benefits of the rights provided to any of them under the Real Property Leases. All of the Real Property Leases with respect to Producing Property are valid and in full force and effect and are enforceable against all parties thereto; neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in default under any of such Real Property Leases; and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under, or otherwise give any party the right to terminate, any of such Real Property Leases, or could adversely affect the Company’s or any of its Subsidiaries’ interest in and title to the Leased Real Property subject to any of such Real Property Leases. Except as could not reasonably be expected, individually or in the aggregate, to have either a Material Adverse Effect or a Property Material Adverse Effect, all of the Real Property Leases with respect to all of the Leased Real Property that is not Producing Property are valid and in full force and effect and are enforceable against all parties thereto, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in default under any of such Real Property Leases and no event has occurred which with the giving of notice or the passage of time or both could constitute a default by the Company or its Subsidiaries under, or otherwise give any party the right to terminate, any of such Real Property Leases, or could adversely affect the Company’s or any of its Subsidiaries’ interest in and title to the Leased Real Property subject to any of such Real Property Leases. No Real Property Lease is subject to termination, modification or acceleration as a result of the transactions contemplated hereby. All of the Real Property Leases will remain in full force and effect upon, and permit, the consummation of the transactions contemplated hereby (including the granting of leasehold mortgages). Except as could not reasonably be expected, individually or in the aggregate, to have either a Material Adverse Effect or a Property Material Adverse Effect, the Leased Real Property are properly zoned for their present uses, are permitted conforming structures and comply with all applicable building codes, ordinances and other similar legal requirements.

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There are no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Leased Real Property, or any portion or portions thereof. To the knowledge of the Company, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Real Property that would interfere with the conduct of the Company’s or any of its Subsidiaries’ business. There are no restrictions applicable to the Leased Real Property that would interfere with the Company’s or any of its Subsidiary’s making an assignment or granting of a leasehold or other mortgage to the Buyers as contemplated by the Security Documents, including any requirement under any Real Property Leases requiring the consent of, or notice to, any lessor of any such Leased Real Property. “Property Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition, credit worthiness or prospects of the Company and its Subsidiaries, taken as a whole, with respect to any of the geographical areas in which the Company has Leased Real Property that is described in the 2004 10-K, or any such geographical area that will be required to be described in the next annual report on Form 10-K to be filed by the Company, or otherwise is material to the Company.

dd.             Apollo Contracts. The Company has provided the Buyers with true, correct and complete copies of (i) that certain Lease Acquisition and Development Agreement dated February 22, 2005, by and among Apollo Energy Corporation, ATEC Energy Ventures, LLC, et al. (collectively, “Apollo”) and Dolphin Energy Corporation, a wholly-owned Subsidiary of the Company (“Dolphin”), (ii) that certain First Amendment to Lease Acquisition and Development Agreement, dated March 22, 2005, by and between Apollo and Dolphin, (iii) that certain Lease Acquisition and Development Agreement, dated February 23, 2005, by and between Marc A. Bruner (“Bruner”) and Apollo, (iv) that certain First Amendment to Lease Acquisition and Development Agreement, dated March 22, 2005, by and between Bruner and Apollo, (v) that certain Amended Participation Agreement, dated March 16, 2005, by and between Dolphin and Bruner, (vi) that certain Second Amendment to Participation Agreement, dated May 24, 2005, by and between Dolphin and Exxel Energy Corporation, and (vii) that certain Assignment of Contractual Rights, dated March 16, 2005, from Bruner to Exxel Energy Corporation (collectively, the “Apollo Contracts”). None of the Apollo Contracts to which the Company and/or any of its Subsidiaries is a party has been altered, changed, amended, supplemented or otherwise modified in any respect, and, to the Company’s knowledge, none of the other Apollo Contracts has been altered, changed, amended, supplemented or otherwise modified in any respect. Neither the Company nor any of its Subsidiaries has waived any rights or obligations under any of the Apollo Contracts or consented to any non-performance or non-compliance with the terms thereof by any other party, and, to the Company’s knowledge, no other party to any of the Apollo Contracts has waived any rights or obligations under any of the Apollo Contracts or consented to any non-performance or non-compliance with the terms thereof by any other party.

ee.             Conveyances of Overriding Royalty Interests. The Conveyances of Overriding Royalty Interests, upon execution and delivery by the parties thereto, (i) will legally and effectively convey perpetual overriding royalty interests in the Hydrocarbon production in all of the Leased Real Property, other than the Leased Real Property located on approximately

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2,560 acres in Leiter Field (as described more fully in the SEC Documents) on which the Company or its Subsidiaries have less than a 75% net revenue interest as of the date of this Agreement, in the percentages and as otherwise described in such conveyances, in each of the respective jurisdictions in which such Leased Real Property is located, and (ii) provides legal descriptions of the Subject Lands (as defined in each of the Conveyances of Overriding Royalty Interests) sufficient to satisfy all requirements relating to such descriptions in each of such jurisdictions.

4.	COVENANTS.

a.               Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

b.               Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

c.               Reporting Status. Until the later of (i) the date that is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and any Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date on which no Notes or Warrants remain outstanding (the “Reporting Period”), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

d.                Use of Proceeds. The Company will use the proceeds from the sale of the Notes for drilling and production of the Company’s and its Subsidiaries’ hydrocarbon properties in which the Buyers received an overriding royalty interest pursuant to the Conveyances of Overriding Royalty Interests, as more specifically described in Schedule 4(d). The Company shall not use the proceeds from the sale of the Notes in violation of any applicable law.

e.               Financial Information. The Company agrees to send the following to each Investor (as that term is defined in the Registration Rights Agreement) during the Reporting Period: (i) within one (1) day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR; (ii) on the same day as the release thereof, facsimile copies of all

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press releases issued by the Company or any of its Subsidiaries, except to the extent such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance; and (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

f.                Qualifying Issuance. If the Company consummates a Qualifying Issuance (as defined in the Notes), the Company will within three (3) Business Days thereafter, issue to each of the Buyers a warrant, substantially in the form attached as Exhibit B (any such warrants, the “Qualifying Issuance Warrants”), to purchase at a price per share of $1.88 (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions after the date hereof) (the “Qualifying Issuance Warrant Strike Price”), for a number of shares of Common Stock such that the aggregate Black-Scholes Value of such Qualifying Issuance Warrant equals the product of (a) the arithmetic average of the Weighted Average Price (as defined in the Notes) of the Common Stock on each of the five consecutive Trading Days immediately preceding such Qualifying Issuance, multiplied by (b) the difference of (I) the number of shares of Common Stock that would have been issuable, immediately after the consummation of the Qualifying Issuance, upon conversion of the Notes and the 2004 Notes then outstanding and held by such Buyer and upon exercise of any Repurchase Warrants (as defined in the Notes) then outstanding and held by such Buyer (in each case without regard to any limitations on conversion or exercise thereof) had the Anti-Dilution Provisions (as defined below) applied to such Qualifying Issuance, and had the corresponding adjustments been made as if such Qualifying Issuance had not been an Exempted Issuance (as defined in each of the Notes, the 2004 Notes and the Repurchase Warrants) minus (II) the aggregate number of shares of Common Stock issuable upon conversion of the Notes and the 2004 Notes then outstanding and held by such Buyer and upon exercise of any Repurchase Warrants then outstanding and held by such Buyer (in each case without regard to any limitations on conversion or exercise thereof) immediately prior to the consummation of such Qualifying Issuance. “Anti-Dilution Provisions” means the provisions of the Notes and the 2004 Notes providing for the adjustment of the conversion prices thereof, and the provisions of the Repurchase Warrants providing for adjustments to the exercise prices thereof, and corresponding adjustments of the number of shares that may be acquired upon exercise thereof, in each case, in the event that pursuant to the terms thereof, shares of Common Stock are issued or sold, or deemed to have been issued or sold at prices less than such conversion or exercise prices. “Black-Scholes Value” of any Qualifying Issuance Warrant shall mean the sum of the amounts resulting from applying the Black-Scholes pricing model to such Qualifying Issuance Warrant, which calculation is made with the following inputs: (i) the “option striking price” being equal to the Qualifying Issuance Warrant Strike Price on the date of the issuance of such Qualifying Issuance Warrant (the “Valuation Date”), (ii) the "interest rate" being equal to the Federal Reserve US H.15 T Note Treasury Constant Maturity 1 Year rate on the Valuation Date (as reported by Bloomberg through its "ALLX H15T" function (accessed by typing "ALLX H15T" [GO] on a Bloomberg terminal, and inserting the date of the Valuation Date and then looking at the row entitled "Treas Const Mat 1 Year" under the column entitled "Previous Value")), or if such rate is not available then such other similar rate as mutually agreed to by the Company and the holders of Notes, 2004 Notes, Warrants and 2004 Warrants representing at least two-thirds (2/3) of the aggregate number of

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shares of Common Stock obtainable upon conversion of the Notes (at the Fixed Conversion Price set forth therein) and the 2004 Notes (at the Fixed Conversion Price set forth therein) then outstanding and exercise of the Warrants and the 2004 Warrants then outstanding, (iii) the “time until option expiration” being three (3) years, (iv) the “current stock price” being equal to the Weighted Average Price of the Common Stock on the Valuation Date, (v) the “volatility” being 80% of the 100-day historical volatility of the Common Stock as of the Valuation Date (as reported by the Bloomberg “HVT” screen), and (vi) the “dividend rate” being equal to zero.

g.               Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon conversion of all outstanding Notes (without regard to any limitations on conversions) and 200% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares upon exercise of all outstanding Warrants (without regard to any limitations on exercises).

h.               Right to Participate in Future Financing. Subject to the exceptions described below, each of the Company and its Subsidiaries agrees that during the period beginning on the date hereof and ending on the earlier of (i) the fifth (5th) anniversary of the Closing and (ii) three (3) years after the first date following the Closing on which no Notes or 2004 Notes remain outstanding, neither the Company nor its Subsidiaries will (x) contract with any party for any debt or equity financing (including any debt financing with an equity component), (y) issue any debt or equity securities of the Company or any Subsidiary or securities convertible, exchangeable or exercisable into or for debt or equity securities of the Company or any Subsidiary (including debt securities with an equity component) or (z) engage in “farm-out” financing transactions or similar transactions which do not have operating obligations by the financing party as a material component, in any form (a “Future Offering”) unless it shall have first delivered to each Buyer or its designee appointed by such Buyer written notice (the “Future Offering Notice”) describing generally the proposed Future Offering and providing each Buyer an option to purchase up to its Aggregate Percentage (as defined below) of 100% of the total amount of securities to be issued in such Future Offering (the limitations referred to in this and the preceding sentence are collectively referred to as the “Capital Raising Limitations”). No Future Offering Notice shall contain any material nonpublic information regarding the Company or any of its Subsidiaries. For purposes of this Section 4(h), “Aggregate Percentage” shall mean the percentage obtained by dividing (i) the aggregate principal amount of Notes initially issued to such Buyer on the Closing Date by (ii) the aggregate principal amount of Notes initially issued to all the Buyers on the Closing Date. Upon the written request of any Buyer, the Company shall provide such Buyer with such additional information regarding the proposed Future Offering, including the buyer, terms and conditions and use of proceeds thereof, as such Buyer shall so request. A Buyer can exercise its option to participate in a Future Offering by delivering written notice to the Company within five (5) Business Days after receipt of a Future Offering Notice, which notice shall state the quantity of securities being offered in the Future Offering that such Buyer will purchase, up to its Aggregate Percentage, and that quantity of securities it is willing to purchase in excess of its Aggregate Percentage. In the event that one or more Buyers fail to elect to purchase up to each such Buyer’s Aggregate Percentage,

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then each Buyer which has indicated that it is willing to purchase a number of securities in such Future Offering in excess of its Aggregate Percentage shall be entitled to purchase its pro rata portion (determined in the same manner as described in the preceding sentence) of the securities in the Future Offering which one or more of the Buyers have not elected to purchase. In the event the Buyers fail to elect to participate fully in the Future Offering within the periods described in this Section 4(h), the Company shall have 60 days thereafter to sell the securities in the Future Offering that the Buyers did not elect to purchase, upon terms and conditions no more favorable to the purchasers thereof than specified in the Future Offering Notice. In the event the Company has not sold such securities of the Future Offering within such 60-day period, the Company shall not thereafter issue or sell such securities without first offering such securities to the Buyers in the manner provided in this Section 4(h). The Capital Raising Limitations shall not apply to (i) any transaction involving the Company’s issuances of securities (A) as consideration in a merger or consolidation (the primary purpose or material result of which is not to raise or obtain equity capital or cash), (B) in connection with any strategic partnership or joint venture (the primary purpose or material result of which is not to raise or obtain equity capital or cash), or (C) as consideration for the acquisition of a business, product, license or other assets by the Company (the primary purpose or material result of which is not to raise or obtain equity capital or cash), (ii) the issuance solely of Common Stock in a fixed price, firm commitment, public offering underwritten by a nationally recognized investment bank which has net proceeds to the Company of at least $75,000,000 (excluding equity lines, “registered direct” offerings and “at-the-market” offerings or similar transactions), (iii) the issuance of securities upon exercise or conversion of the Company’s options, warrants or other convertible securities outstanding as of the date hereof and listed on Schedule 3(c) hereto, provided such securities are not amended or modified on or after the date hereof and provided that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified and the number of shares issued or issuable is not increased (whether by operation of law or in accordance with the relevant governing documents or otherwise) on or after the date hereof, and (iv) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan or stock purchase plan approved by the Company’s Board of Directors and shareholders and for the benefit of the Company’s employees or directors. No Buyer shall be required to participate or exercise its right of participation with respect to a particular Future Offering in order to exercise its right of participation with respect to later Future Offerings.

i.                Listing. The Company shall take all actions necessary to remain eligible for quotation of its securities on The NASDAQ Stock Market’s OTC Bulletin Board and to cause all of the Registrable Securities (as defined in the Registration Rights Agreement) covered by a Registration Statement to be quoted thereon, unless listed on The New York Stock Exchange (“NYSE”), The American Stock Exchange (“AMEX”), the NASDAQ National Market (“NASDAQ”) or the NASDAQ Small CapMarket (“NASDAQ SmallCap”) (each, a “National Market”). The Company shall use its reasonable best efforts to (i) secure the listing of all of the Registrable Securities on a National Market as promptly as practicable; and (ii) following such listing maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. Following such listing, neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or

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suspension of the Common Stock from the National Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(i).

j.                Expenses. Subject to Section 9(l) below, at the Closing, the Company shall pay each of the Buyers an expense and commitment allowance in an amount set forth opposite such Buyer’s name on the Schedule of Buyers to cover due diligence, negotiating and preparing the Transaction Documents and consummating the transactions contemplated thereby. The amount payable to each of the Buyers pursuant to this Section 4(j), shall be withheld by such Buyer from its Purchase Price to be paid at the Closing.

k.               Disclosure of Transactions and Other Material Information. Prior to 8:00 a.m. (New York Time) on the second (2nd) Business Day following the Closing Date, the Company shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Form 8-K this Agreement (including the schedules hereto, other than the lists of Leased Real Property and Real Property Leases included in Schedule 3(cc)), the form of Note, the form of Registration Rights Agreement, the form of Warrants, the form of First Amendment, the form of Mortgage Amendment, the form of 2004 Amendment, the forms of Conveyances of Overriding Royalty Interests, the form of March 2005 Note Subordination Agreement and the form of March 2005 Amendment, in the form required by the 1934 Act (the “Announcing Form 8-K”). The Company shall not make any public announcement regarding the transactions contemplated hereby on or after the date hereof and prior to the Closing. From and after the Company’s issuance of the Closing Press Release (as defined below), no Buyer shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Buyer with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of such Buyer. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby or disclosing the name of any Buyer; provided, however, that (i) prior to 9:00 a.m. (New York Time) on the first (1st) Business Day following the Closing Date, the Company will issue a press release that is widely disseminated announcing the Closing (the “Closing Press Release”) and (ii) the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (provided that each Buyer shall be consulted by

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the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

l.                Transactions With Affiliates. So long as any of the Notes or Warrants is outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement any transaction, contract, agreement, instrument, commitment, understanding or other arrangement with any of its or any Subsidiary’s officers, directors, persons who were officers or directors at any time during the previous two years, shareholders, or affiliates of the Company or any of its Subsidiaries, or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a beneficial interest (each a “Related Party”), except for (a) customary employment arrangements and benefit programs on reasonable terms, or (b) any transaction, contract, agreement, instrument, commitment, understanding or other arrangement on an arms-length basis on terms no less favorable than terms that would have been obtainable from a person other than such Related Party, and that is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary shall not be a disinterested director with respect to any such transaction, contract, agreement, instrument, commitment, understanding or other arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has an equity interest in that person or entity, (ii) has a common ownership with that person or entity, (iii) controls that person or entity, (iv) is controlled by that person or entity or (v) shares common control with that person or entity. “Control” or “controls” for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

m.              Shareholder Approval. In the event that the Company solicits approval by the Company’s shareholders of the Company’s issuance of all of the Conversion Shares and Warrant Shares, as set forth in this Agreement, the Notes and the Warrants, in accordance with the rules and regulations of the Principal Market (as defined in each of the Notes) (such approval being referred to herein as “Shareholder Approval”), each Buyer and a counsel of its choice shall be entitled to review, prior to filing with the SEC, the proxy statement to be provided by the Company to its shareholders in connection with soliciting Shareholder Approval, which proxy statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

n.               Corporate Existence; Real Property Leases. From the date of this Agreement and for so long as any of the Notes or Warrants is outstanding, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company’s assets (including, for the avoidance of any doubt, the assets of any Subsidiary), except in the event of a merger or consolidation or sale or transfer of all or substantially all of the Company’s assets (including, for the avoidance of any doubt, the assets of any Subsidiary), where the surviving or successor entity in such transaction (i) assumes the Company’s obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock is quoted on or listed for trading on NASDAQ, NASDAQ

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SmallCap, AMEX or NYSE. From the date of this Agreement and for so long as any Notes or Warrants are outstanding, the Company shall, and shall cause each of its Subsidiaries to, refrain from violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Real Property Lease to which the Company or any of its Subsidiaries is a party.

o.               Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor in connection with a bona fide margin agreement or other loan secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting any such pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

p.               Priority of Notes. From the date of this Agreement and for so long as this Note is outstanding, the Company shall not, and shall not permit any of its Subsidiaries to breach or violate any of the provisions of Section 11 of any of the Notes.

q.               Restriction on Loans and Investments. From the date of this Agreement and for so long as any of the Notes is outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, (i) except for Permitted Investments (as defined herein) in which the Buyers have a valid, perfected first priority security interest, make any loans to, or investments in, any other person or entity, including through lending money, deferring the purchase price of property or services (other than trade payables on terms of ninety (90) days or less), purchasing any note, bond, debenture or similar instrument, entering into any letter of credit, guaranteeing (or taking any action that has the effect of guaranteeing) any obligations of any other person or entity, or acquiring any equity securities of, or other ownership interest in, any other entity, or (ii) invest in, participate in, lease, purchase, obtain or otherwise acquire any real property; facilities; or oil, gas or other mineral drilling, exploration or development rights, concessions, working interests or participation interests in which the Buyers are not provided with a valid, perfected first priority security interest. “Permitted Investments” means any investment in (A) direct obligations of the United States, or obligations guaranteed by the United States, in each case which mature and become payable within 90 days of the investment by the Company or any Subsidiary, (B) commercial paper rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., (C) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (B) above, in each case which mature and become payable within 90 days of the investment by the Company

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or any Subsidiary, (D) repurchase agreements with respect to securities described in clause (A) above entered into with an office of a bank or trust company meeting the criteria specified in clause (C) above, provided in each case that such investment matures and becomes payable within 90 days of the investment by the Company or any Subsidiary, or (E) any money market or mutual fund which invests only in the foregoing types of investments and the liquidity of which is satisfactory to the Secured Party (as defined in the Security Agreement).

r.                Restriction on Purchases or Payments. From the date of this Agreement and for so long as any of the Notes are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or the capital stock of any of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof and set forth on Schedule 3(c).

s.                Director and Officer Liability Insurance. From the date of this Agreement and for so long as any of the Notes is outstanding, the Company shall maintain directors’ and officers’ liability insurance providing for aggregate coverage of at least $5,000,000.

t.                Apollo Contracts. Without the prior written consent of the Buyers, the Company will not, and will not permit any of the other parties to any of the Apollo Contracts, to alter, change, amend, supplement or otherwise modify in any respect any of the terms or conditions of the Apollo Contracts. The Company will not waive (through course of conduct, inaction or otherwise) any of the Company's rights under the Apollo Contracts and will not waive (through course of conduct, inaction or otherwise) any of the obligations of any of the other parties to any of the Apollo Contracts and the Company will not consent (through course of conduct, inaction or otherwise) to any non-performance or non-compliance with any of the terms or conditions of any the Apollo Contracts by any of the other parties to any of the Apollo Contracts. Promptly following the Closing, the Company will deliver written notice of the requirements set forth in this Section 4(t) to each of the other parties to each of the Apollo Contracts.

5.	TRANSFER AGENT INSTRUCTIONS.

The Company shall issue irrevocable instructions to its transfer agent in the form attached hereto as Exhibit N (the “Irrevocable Transfer Agent Instructions”), and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Notes or exercise of the Warrants. Prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5 and stop transfer

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instructions to give effect to Section 2(f) (in the case of the Conversion Shares and the Warrant Shares, prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. If a Buyer provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act or the Buyer provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company to issue and sell the Notes to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i)              Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii)            Such Buyer shall have delivered to the Company the Purchase Price (less the amount withheld pursuant to Section 4(j)) for the Notes being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)           The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

7.	CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

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The obligation of each Buyer hereunder to purchase the Notes from the Company at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived only by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)              Each of the Company and its Subsidiaries shall have executed each of the Transaction Documents applicable to it and delivered the same to such Buyer.

(ii)            The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer, including an update as of the Closing Date of the representations contained in Sections 3(c) and 3(bb) above.

(iii)           Such Buyer shall have received (A) the opinion of Dill Dill Carr Stonbraker & Hutchings, P.C., dated as of the Closing Date, which opinion will address, among other things, laws of the State of Colorado and New York applicable to the transactions contemplated hereby, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit O attached hereto, and (B) the opinion of Welborn Sullivan Meck & Tooley, P.C., dated as of the Closing Date, which opinion will address, among other things, certain laws of the States of Colorado, Wyoming and Montana applicable to the security interests provided pursuant to the Security Agreement, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit P attached hereto.

(iv)           The Company shall have executed and delivered to such Buyer the Note Certificates (in such denominations as such Buyer shall request) for the Notes being purchased by such Buyer at the Closing.

(v)             The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b) above and in a form reasonably acceptable to such Buyer (the “Resolutions”).

(vi)           As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, at least 18,000,000 shares of Common Stock (such number to be adjusted for any stock splits, stock dividends, stock combinations or other similar transactions involving the Common Stock that are effective at any time after the date hereof).

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(vii)          The Irrevocable Transfer Agent Instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent, and the Company shall have delivered a copy thereof to such Buyer.

(viii)        The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such entity’s state of incorporation or organization issued by the Secretary of State of such state of incorporation or organization as of a date within ten (10) days of the Closing Date.

(ix)           The Company, and with the parties set forth therein, shall have executed and delivered the March 2005 Amendment and related documents.

(x)             The Company shall have delivered to such Buyer a secretary’s certificate, dated as of the Closing Date, certifying as to (A) the Resolutions, (B) the Articles of Incorporation, certified as of a date within ten (10) days of the Closing Date, by the Secretary of State of the State of Colorado, (C) the Bylaws, each as in effect at the Closing, (D) the execution and delivery by the parties thereto of the March 2005 Amendment and related documents.

(xi)           The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

(xii)          The Company shall have delivered to such Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Closing Date.

(xiii)        The Company and its Subsidiaries shall have delivered and pledged to such Buyer any and all Instruments, Negotiable Documents, Chattel Paper (each of the foregoing terms, as defined in the Security Agreement) and certificated securities (accompanied by stock powers executed in blank) duly endorsed and/or accompanied by such instruments of assignment and transfer executed by the Company and its Subsidiaries in such form and substance as such Buyer may request.

(xiv)         The Company and its Subsidiaries shall have delivered to such Buyer the ANB Amendment, executed by American National Bank.

(xv)          The Company shall have delivered to such Buyer the March 2005 Note Subordination Agreement executed by the holders of the March 2005 Notes.

(xvi)         The Company and its Subsidiaries shall have delivered to such Buyer the March 2005 Amendment, executed by the parties, other than the Company, to the March Purchase Agreement.

(xvii)       The Company and its Subsidiaries shall have given, executed, delivered, filed and/or recorded any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of such

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Buyer) to create, preserve, perfect or validate the security interest granted to such Buyer pursuant to the Security Agreement, and to enable such Buyer to exercise and enforce its rights with respect to such security interest.

(xviii)      The Company and its Subsidiaries shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

8.               INDEMNIFICATION. In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their shareholders, partners, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitees is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitees as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitees and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents in accordance with the terms thereof or any other certificate, instrument or document contemplated hereby or thereby in accordance with the terms thereof (other than a cause of action, suit or claim brought or made against an Indemnitee by such Indemnitee’s owners, investors or affiliates), (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (e) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Sections 6 of the Registration Rights Agreement, including those procedures with respect to the settlement of claims and the Company’s rights to assume the defense of claims.

9.	GOVERNING LAW; MISCELLANEOUS.

a.               Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of

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law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Parties acknowledge that each of the Buyers has executed each of the Transaction Documents to be executed by it in the State of New York and will have made the payment of the Purchase Price from its bank account located in the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

b.               Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

c.               Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d.               Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

e.               Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between each Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyers that purchased at least two-thirds (2/3) of the aggregate principal amount of the Notes on the Closing Date, or if prior to the

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Closing, by the Buyers listed on the Schedule of Buyers as being obligated to purchase at least two-thirds (2/3) of the aggregate principal amount of the Notes. Any such amendment shall bind all holders of the Notes and the Warrants. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes or Warrants then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Notes, as the case may be.

f.                Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Galaxy Energy Corporation

1331 17th Street, Suite 730

Denver, CO 80202

Telephone:	303-293-2300
Facsimile:	303-293-2417
Attention:	Chief Executive Officer

With a copy to:

Dill Dill Carr Stonbraker & Hutchings, P.C.

455 Sherman St., Suite 300

Denver, CO 80203

Telephone:	303-777-3737
Facsimile:	303-777-3823
Attention:	Fay Matsukage, Esq.

If to the Transfer Agent:

Computershare Trust Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Telephone:	(303) 262-0889
Facsimile:	(303) 262-0632
Attention:	Nicole Hunt

If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or, in the case of a Buyer or any other party named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to

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each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

g.               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least two-thirds (2/3) of the aggregate principal of the Notes then outstanding, including by merger or consolidation, except pursuant to a Change of Control (as defined in Section 4(b) of the Notes) with respect to which the Company is in compliance with Section 4(n) of this Agreement, Section 4 of the Notes and Section 9 of the Warrants. A Buyer may assign some or all of its rights hereunder without the consent of the Company; provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents, the Buyers shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.

h.               No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, to the extent provided in Section 8 hereof, each Indemnitee, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i.                Survival. Unless this Agreement is terminated under Section 9(k), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

j.                Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

k.               Termination. In the event that the Closing shall not have occurred with respect to a Buyer on or before the fifth (5th) Business Day following the date hereof due to the Company’s or such Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided,

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however, that if this Agreement is terminated pursuant to this Section 9(k), the Company shall be obligated to pay each of the Buyers (so long as such Buyer is not a breaching party) its expense and commitment allowance as set forth in Section 4(j) as if such Buyer had purchased the principal amount of Notes set forth opposite its name on the Schedule of Buyers.

l.                Placement Agent. The Company acknowledges that it has engaged The Shemano Group as placement agent in connection with the sale of the Notes and the related Warrants, which placement agent may have formally or informally engaged other agents on its behalf. The Company shall be responsible for the payment of any placement agent’s fees or broker’s commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including attorneys’ fees and out of pocket expenses) arising in connection with any such claim.

m.              No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

n.               Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies that such holders have been granted at any time under any other agreement or contract and all of the rights that such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security or proving actual damages), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

o.               Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to the Registration Rights Agreement, the Notes or the Warrants or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

p.               Independent Nature of Buyers. The obligations of each Buyer hereunder are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer hereunder. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder. The decision of each Buyer to purchase the Securities pursuant to this Agreement has been made by such Buyer independently of any other Buyer and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries which may have been made or given by any other Buyer or

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by any agent or employee of any other Buyer, and no Buyer or any of its agents or employees shall have any liability to any other Buyer (or any other person or entity) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Buyer shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement the Notes or the Warrants, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

q.               Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

* * * * * *

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IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:	BUYERS:

GALAXY ENERGY CORPORATION	HFTP INVESTMENT L.L.C.
	By:	Promethean Asset Management L.L.C.

Its: Investment Manager

By: ________________________________

Name:	Marc E. Bruner By:________________________________
Title:	Chief Executive Officer Name:

Title:

GAIA OFFSHORE MASTER FUND, LTD.

By: Promethean Asset Management L.L.C.

Its: Investment Manager

By:________________________________

Name:

Title:

CAERUS FUND LTD.

By: Promethean Asset Management L.L.C.

Its:	Investment Manager

By:________________________________

Name:

Title:

LEONARDO, L.P.

By: Leonardo Capital Management, Inc.

Its: General Partner

By: Angelo, Gordon & Co., L.P.

Its: Director

By:________________________________

Name:
Title:

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SCHEDULE OF BUYERS

Buyer’s Name	Buyer Address and Facsimile Number	Principal Amount of Notes	Expense and Commitment Allocance	Investor’s Legal Representative’s Address and Facsimile Number

HFTP Investment L.L.C.	c/o Promethean Asset Management L.L.C. 750 Lexington Avenue 22nd Floor New York, New York 10022 Attention: Robert J. Brantman Telephone: (212) 702-5200 Facsimile: (212) 758-9620 Residence: Delaware	$5,166,667	$139,500	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661-3693 Attention: Mark D. Wood, Esq. Telephone: (312) 902-5200 Facsimile: (312) 902-1061
Gaia Offshore Master Fund, Ltd.	c/o Promethean Asset Management L.L.C. 750 Lexington Avenue 22nd Floor New York, New York 10022 Attention: Robert J. Brantman Telephone: (212) 702-5200 Facsimile: (212) 758-9620 Residence: Cayman Islands	$1,333,333	$36,000	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661-3693 Attention: Mark D. Wood, Esq. Telephone: (312) 902-5200 Facsimile: (312) 902-1061
Caerus Fund Ltd.	c/o Promethean Asset Management L.L.C. 750 Lexington Avenue 22nd Floor New York, New York 10022 Attention: Robert J. Brantman Telephone: (212) 702-5200 Facsimile: (212) 758-9620 Residence: Cayman Islands	$166,667	$4,500	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661-3693 Attention: Mark D. Wood, Esq. Telephone: (312) 902-5200 Facsimile: (312) 902-1061
Leonardo, L.P.	c/o Angelo, Gordon & Co. 245 Park Avenue New York, New York 10167 Attention: Gary I. Wolf Telephone: (212) 692-2058 Facsimile: (212) 867-6449 Residence: Cayman Islands	$3,333,333	$5,000	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attention: Douglas A. Cifu, Esq. Telephone: (212) 373-3000 Facsimile: (212) 759-3990

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SCHEDULES

Schedule 3(a)	Subsidiaries
Schedule 3(c)	Capitalization
Schedule 3(f)	SEC Documents
Schedule 3(g)	Material Changes
Schedule 3(h)	Litigation
Schedule 3(q)	Liens and Security Interests
Schedule 3(v)	Tax Status
Schedule 3(w)	Certain Transactions
Schedule 3(bb)	Outstanding Indebtedness; Liens
Schedule 3(cc)	Leases
Schedule 4(d)	Use of Proceeds

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Qualifying Issuance Warrants
Exhibit C	Form of Repurchase Warrants
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of First Amendment
Exhibit F	Form of ANB Amendment
Exhibit G	Form of Mortgage Amendment
Exhibit H	Form of Colorado Mortgage
Exhibit I	Form of 2004 Amendment
Exhibit J	Form of March 2005 Amendment
Exhibit K	Form of Conveyances of Overriding Royalty Interests
Exhibit L	Form of March 2005 Note Subordination Agreement
Exhibit M	Form of Subordination Agreement
Exhibit N	Form of Irrevocable Transfer Agent Instructions
Exhibit O	Form of Company Counsel Opinion
Exhibit P	Form of Company Regulatory Counsel Opinion

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